                                                                     EXHIBIT L.1

[VEDDERPRICE LOGO]

                    VEDDER, PRICE KAUFMAN & KAMMHOLZ, P.C.
                    222 NORTH LASALLE STREET
                    CHICAGO, ILLINOIS 60601
                    312-609-7500
                    FACSIMILE: 312-609-5005

                    OFFICES IN CHICAGO, NEW YORK CITY AND LIVINGSTON, NEW JERSEY





                                                                  May 13, 2004



Nuveen Floating Rate Income Fund
333 West Wacker Drive
Chicago, IL 60606

         Re:      Nuveen Floating Rate Income Fund
                  FundPreferred Shares to be Issued Pursuant to the Underwriting Agreement (File Nos. 333-114726; 811-21494)
                  --------------------------------------------------------

Ladies and Gentlemen


         We are acting as counsel to Nuveen Floating Rate Income Fund, a Massachusetts business trust (the "Fund"), in connection with the Fund's filing of a registration statement on Form N-2 (the "Registration Statement") with the Securities and Exchange Commission covering the registration, authorization and proposed issuance of 16,000 shares (4,000 shares of each of Series M, T, W and F of the Fund's FundPreferred shares), with a liquidation preference of $25,000 per share (the "Shares"). In that capacity, we have examined such records, certificates and other documents, and have made such other factual and legal investigations as we have deemed necessary and appropriate for the purposes of this opinion. Insofar as this opinion pertains to matters governed by the laws of the Commonwealth of Massachusetts, we are relying, with your consent, solely upon the opinion of Bingham McCutchen LLP dated May 13, 2004, which opinion is satisfactory in substance and form to us.


         We have assumed that the Registration Statement, the underwriting agreement relating to the Fund's Shares (the "Underwriting Agreement") and the Statement Establishing and Fixing the Rights and Preferences of FundPreferred Shares (the "Statement") will be duly completed, executed and delivered in accordance with the resolutions of the Trustees attached to a Certificate of the Secretary of the Fund, certifying as to, and attaching copies of, the Fund's Declaration of Trust ("Declaration"), Statement, By-Laws, and certain resolutions adopted by the Trustees of the Fund, and that the Statement will be duly filed with the Office of the Secretary of the Commonwealth of Massachusetts.

VEDDER PRICE

Nuveen Floating Rate Income Fund
May 13, 2004
Page 2



         Based upon the foregoing, it is our opinion that:

1. The Fund has been formed and is validly existing under the Fund's Declaration and laws of the Commonwealth of Massachusetts as a voluntary association with transferable shares of beneficial interest commonly referred to as a "Massachusetts business trust."

2. The Shares, when issued and sold in accordance with the Fund's Declaration, Statement and By-Laws and for the consideration described in the Underwriting Agreement, will be legally issued, fully paid and nonassessable, except that, as set forth in the Registration Statement, shareholders of the Fund may under certain circumstances be held personally liable for its obligations.

         We hereby consent to the filing of this opinion as Exhibit l.1 to the Registration Statement and to the reference to us under the caption "Legal Opinions" in the prospectus contained in the Registration Statement. In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations thereunder.

                                     Very truly yours,



                                     /s/ Vedder, Price, Kaufman & Kammholz, P.C.


                                     Vedder, Price, Kaufman & Kammholz, P.C.





JTB/RJM